MUNIHOLDINGS FUND II, INC.

FILE # 811-8215

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
11/30/01	Virginia St Hsg Dev Auth 5.2% 7/1/19	$3,000,000	$666,600,000	Paine Webber
		$	$
		$	$